Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686 – 6060	Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS REPORTS
FOURTH QUARTER EARNINGS

Non-Performing Assets Decline 27% from December 31, 2009 Peak Levels

Core Deposits (Transaction Accounts) Increase by 30%

Net Interest Margin Expands 25 Basis Points (Sequential Quarter)

    Riverside, Calif. – July 29, 2010 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced fourth quarter earnings for the fiscal year ended June 30, 2010.
            For the quarter ended June 30, 2010, the Company reported net income of $3.20 million, or $0.28 per diluted share (on 11.35 million average shares outstanding), compared to net income of $1.31 million, or $0.21 per diluted share (on 6.20 million average shares outstanding), in the comparable period a year ago.  The fourth quarter net income was primarily attributable to a decrease in the provision for loan losses, partly offset by a decrease in net interest income (before provision for loan losses), a decrease in non-interest income and an increase in operating expenses.
    “We are very pleased with our improving credit quality and believe the improving fundamentals of our businesses will begin to take center stage as we move through this difficult credit cycle.  However, it is too soon to suggest the end of the challenging environment and we must remain diligent in aggressively addressing new credit problems if they arise,” said Craig G. Blunden, Chairman, President and Chief Executive Officer of the Company.  “The current mortgage banking environment is favorable and, to date, recent actions by the U.S. Treasury and Federal Reserve to end their unprecedented support of the mortgage markets has not resulted in rising mortgage interest rates.  We continue to capture sizable mortgage banking loan origination volume.”
    As of June 30, 2010 the Bank exceeded all regulatory capital requirements and was deemed “well-capitalized” with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 8.82 percent, 8.82 percent, 13.17 percent and 11.91 percent, respectively.  As of June 30, 2009 these ratios were 6.88 percent, 6.88 percent, 13.05 percent and 11.78 percent, respectively.  For each period, the Bank’s capital ratios exceeded the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).  The Bank’s Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios declined on June 30, 2010 to 13.17% and 11.91%, respectively from 15.53% and 14.25%, respectively on March 31, 2010.  During the current quarter, the Bank, in consultation with the Office of Thrift Supervision, increased the risk weightings of certain single-family residential mortgage loans that were underwritten to stated income or interest only loan programs.
Return on average assets for the fourth quarter of fiscal 2010 improved to 0.92 percent from 0.33 percent for the same period of fiscal 2009.  Return on average stockholders’ equity for the fourth quarter of fiscal 2010 improved to 10.16 percent from 4.51 percent for the comparable period of fiscal 2009.

On a sequential quarter basis, fourth quarter results reflect net income of $3.20 million compared to net income of $371,000 in the third quarter of fiscal 2010.  The increase was primarily attributable to a $3.10 million increase in the gain on sale of loans and a $2.32 million decrease in the provision for loan losses.  Diluted earnings per share for the fourth quarter of fiscal 2010 increased to $0.28 per share from $0.03 per share in the third quarter of fiscal 2010.  Return on average assets increased to 0.92 percent for the fourth quarter of fiscal 2010 from 0.10 percent in the third quarter of fiscal 2010; and return on average equity for the fourth quarter of fiscal 2010 was 10.16 percent, compared to 1.20 percent for the third quarter of fiscal 2010.
For the fiscal year ended June 30, 2010, net income was $1.12 million, compared to a net loss of $(7.44) million for the fiscal year ended June 30, 2009; and the diluted earnings per share for the fiscal year ended June 30, 2010 improved to $0.13 from a loss of $(1.20) for the prior fiscal year.  Return on average assets for the fiscal year ended June 30, 2010 improved to 0.08 percent from a loss of (0.47) percent for the prior fiscal year.  Return on average stockholders’ equity for the fiscal year ended June 30, 2010 was 0.94 percent, compared to a loss of (6.20) percent for fiscal 2009.
Net interest income before provision for loan losses decreased $1.26 million, or 11 percent, to $10.30 million in the fourth quarter of fiscal 2010 from $11.56 million for the same period in fiscal 2009.  Non-interest income decreased $3.33 million, or 37 percent, to $5.69 million in the fourth quarter of fiscal 2010 from $9.02 million in the comparable period of fiscal 2009.  Operating expense increased $3.04 million, or 41 percent, to $10.47 million in the fourth quarter of fiscal 2010 from $7.43 million in the comparable period in fiscal 2009.  Operating expenses in the fourth quarter of fiscal 2009 includes a $2.63 million net expense recovery attributable to the implementation of the Employee Stock Option Plan voluntary self-correction not replicated in the fourth quarter of fiscal 2010.
The average balance of loans outstanding decreased by $185.3 million, or 14 percent, to $1.18 billion in the fourth quarter of fiscal 2010 from $1.37 billion in the same quarter of fiscal 2009.  The managed decline in the loan balance is consistent with the Company’s short-term deleveraging strategy of curtailing loan portfolio growth to further its goals of maintaining prudent capital ratios and reducing its credit risk profile in response to unfavorable economic conditions.  The average yield on loans receivable decreased by 22 basis points to 5.52 percent in the fourth quarter of fiscal 2010 from an average yield of 5.74 percent in the same quarter of fiscal 2009.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans re-pricing to lower interest rates.  Total loans originated for investment in the fourth quarter of fiscal 2010 were $1.8 million, consisting of single-family, multi-family and commercial real estate loans.  In the fourth quarter of fiscal 2009 total loans originated for investment were $8.7 million, which consisted primarily of commercial real estate loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $47.8 million, or nine percent, to $460.9 million at June 30, 2010 from $508.7 million at June 30, 2009.  Outstanding construction loans, net of undisbursed loan funds, declined $3.8 million, or 90 percent, to $400,000 at June 30, 2010 from $4.2 million at June 30, 2009.  The percentage of preferred loans to total loans held for investment at June 30, 2010 increased to 44 percent from 42 percent at June 30, 2009.  Loan principal payments received in the fourth quarter of fiscal 2010 were $26.5 million, compared to $40.6 million in the same quarter of fiscal 2009.
The average balance of investment securities decreased by $96.8 million, or 73 percent, to $35.8 million in the fourth quarter of fiscal 2010 from $132.6 million in the same quarter of fiscal 2009.  The decrease was attributable primarily to the sale of investment securities, principal paydowns of mortgage-backed securities and investment securities that were called by the issuer.  The average yield decreased 139 basis points to 3.07 percent in the fourth quarter of fiscal 2010 from 4.46 percent in the same quarter of fiscal 2009.  The decline in average yield was primarily attributable to the downward repricing of the adjustable rate mortgage-backed securities, principal paydowns of higher yielding mortgage-backed securities and the sale of higher yielding mortgage-backed securities.
In April 2010, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks.  As a result, a total of $1.2 million of excess capital stock was redeemed in May 2010.  Also in April 2010, the FHLB – San Francisco declared a cash dividend for the quarter ended March 31, 2010 at an annualized dividend rate of 0.26%.  The $21,000 cash dividend was received in the fourth quarter of fiscal 2010.  No cash dividend was received in the comparable quarter last year.
The average balance of excess liquidity, primarily cash with the Federal Reserve Bank of San Francisco, increased substantially to $82.5 million in the fourth quarter of fiscal 2010 from $15.5 million in the same quarter of fiscal 2009.  The Bank maintained higher levels of cash and cash equivalents in the fourth quarter of fiscal 2010 in response to the uncertain operating environment.  The average yield earned was 0.25% in the fourth quarter of fiscal 2010, much lower than the yield that could have been earned if the excess liquidity were deployed in loans or investment securities.
Average deposits decreased to $940.9 million in the fourth quarter of fiscal 2010 from $963.4 million in the same quarter of fiscal 2009.  The average cost of deposits decreased by 72 basis points to 1.32 percent in the fourth quarter of fiscal 2010 from 2.04 percent in the same quarter last year.  Transaction account balances (core deposits) increased by $105.6 million, or 30 percent, to $458.0 million at June 30, 2010 from $352.4 million at June 30, 2009, primarily attributable to an increase in interest-bearing checking and savings account balances.  Time deposits decreased by $162.0 million, or 25 percent, to $474.9 million at June 30, 2010 compared to $636.9 million at June 30, 2009.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $191.8 million, or 38 percent, to $309.7 million in the fourth quarter of fiscal 2010 while the average cost of advances increased 50 basis points to 4.19 percent in the fourth quarter of fiscal 2010, compared to an average balance of $501.5 million and an average cost of 3.69 percent in the same quarter of fiscal 2009.  The decrease in borrowings was attributable to the scheduled maturities and $102.0 million of prepayments, with a net prepayment gain of $52,000, one of the results of the Bank’s efforts to deleverage its balance sheet during fiscal 2010.
The net interest margin during the fourth quarter of fiscal 2010 improved 11 basis points to 3.10 percent from 2.99 percent during the same quarter last year.  On a sequential quarter basis, the net interest margin in the fourth quarter of fiscal 2010 increased 25 basis points from 2.85 percent in the third quarter of fiscal 2010.  The increase in the net interest margin was primarily attributable to the decrease in deposit costs, particularly time deposit costs, partly offset by a lower average yield on loans and investment securities, a higher level of excess liquidity invested at a nominal yield and a higher average cost of borrowings.
During the fourth quarter of fiscal 2010, the Company did not record a provision for loan losses, as compared to the $12.86 million provision for loan losses recorded during the same period of fiscal 2009 and the $2.32 million provision recorded in the third quarter of fiscal 2010 (sequential quarter).  Improving asset quality trends accelerated during the fourth quarter of fiscal 2010 resulting in a significantly lower balance of non-performing and 30 to 89 days delinquent loans.
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $73.5 million, or 5.25 percent of total assets, at June 30, 2010, compared to $88.3 million, or 5.59 percent of total assets, at June 30, 2009 and $91.4 million, or 6.50 percent of total assets, at March 31, 2010 (sequential quarter).  The non-performing assets at June 30, 2010 were primarily comprised of 160 single-family loans ($48.8 million); six multi-family loans ($6.5 million); five commercial real estate loans ($1.7 million); one construction loan ($350,000); two commercial business loans ($567,000); one consumer loan ($1,000); six single-family loans repurchased from, or unable to sell to investors ($833,000); and real estate owned was comprised of 49 single-family properties ($13.6 million), one multi-family property ($193,000), one commercial real estate property ($424,000), one developed lot ($399,000) and 25 undeveloped lots acquired in the settlement of loans ($78,000).  Net charge-offs for the quarter ended June 30, 2010 were $7.35 million or 2.49 percent (annualized) of average loans receivable, compared to $9.60 million or 2.81 percent (annualized) of average loans receivable for the quarter ended June 30, 2009 and $6.84 million or 2.35 percent (annualized) of average loans receivable in the quarter ended March 31, 2010 (sequential quarter).
Classified assets at June 30, 2010 were $95.6 million, comprised of $20.5 million in the special mention category, $60.4 million in the substandard category and $14.7 million in real estate owned.  Classified assets at June 30, 2009 were $116.1 million, consisting of $24.3 million in the special mention category, $75.4 million in the substandard category and $16.4 million in real estate owned.
For the quarter ended June 30, 2010, 21 loans for $11.0 million were modified from their original terms, were re-underwritten and were identified in our asset quality reports as Restructured Loans.  As of June 30, 2010, the outstanding balance of restructured loans was $60.0 million:  71 loans are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($32.3 million); six loans are classified as special mention and remain on accrual status ($4.0 million); 63 loans are classified as substandard on non-accrual status ($23.7 million); and two loans are classified as loss, fully reserved and on non-accrual status.  As of June 30, 2010, 81 percent, or $48.7 million of the restructured loans have a current payment status.
The allowance for loan losses was $43.5 million at June 30, 2010, or 4.14 percent of gross loans held for investment, compared to $45.4 million, or 3.75 percent of gross loans held for investment at June 30, 2009.  The allowance for loan losses at June 30, 2010 includes $17.8 million of specific loan loss reserves and $25.7 million of general loan loss reserves, compared to $25.3 million of specific loan loss reserves and $20.1 million of general loan loss reserves at June 30, 2009.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment.
Non-interest income decreased to $5.69 million in the fourth quarter of fiscal 2010 compared to $9.02 million in the same period of fiscal 2009, primarily the result of a $3.75 million decrease in the gain on sale of loans.
The gain on sale of loans decreased to $4.53 million for the quarter ended June 30, 2010 from $8.28 million in the comparable quarter last year, reflecting a lower average loan sale margin and lower loan sale volume.  The average loan sale margin for mortgage banking was 89 basis points for the quarter ended June 30, 2010, compared to 133 basis points in the comparable quarter last year.  The gain on sale of loans includes a favorable fair-value adjustment on derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities and loans held for sale) pursuant to Accounting Standards Codification 815 and 825, a gain of $2.04 million, in the fourth quarter of fiscal 2010 as compared to a favorable fair-value adjustment, a gain of $1.09 million, in the same period last year.  The gain on sale of loans for the fourth quarter of fiscal 2010 was partially reduced by a $2.05 million recourse provision on loans sold that are subject to repurchase, compared to a $735,000 recourse provision in the comparable quarter last year.  As of June 30, 2010, the recourse reserve for loans sold that are subject to repurchase was $6.3 million, compared to $3.4 million at June 30, 2009 and $6.1 million at March 31, 2010 (sequential quarter).  The mortgage banking environment has shown improvement as a result of relatively low mortgage interest rates but remains volatile.
The volume of loans originated for sale was $485.0 million in the fourth quarter of fiscal 2010, a decrease of 21 percent from $616.6 million for the same period last year.  The loan origination volumes were the result of favorable liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and relatively low mortgage interest rates.  Total loans sold for the quarter ended June 30, 2010 were $474.7 million, a decrease of 19 percent from $587.9 million for the same quarter last year.  Total loan originations (including loans originated for investment and loans originated for sale) were $486.8 million in the fourth quarter of fiscal 2010, a decrease of 22 percent from $625.2 million in the same quarter of fiscal 2009.
The net loss on sale and operations of real estate owned acquired in the settlement of loans improved $400,000 to a net loss of $(231,000) in the fourth quarter of fiscal 2010 from a net loss of $(631,000) in the comparable period last year.  Forty real estate owned properties were sold for a net gain of $650,000 in the quarter ended June 30, 2010 compared to 47 real estate owned properties sold for a net loss of $(18,000) in the same quarter last year.  During the fourth quarter of fiscal 2010, 42 real estate owned properties were acquired in the settlement of loans, compared to 54 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of June 30, 2010, the real estate owned balance was $14.7 million (77 properties), compared to $16.4 million (80 properties) at June 30, 2009.
Operating expense increased to $10.47 million in the fourth quarter of fiscal 2010 from $7.43 million in the same quarter last year, primarily as a result of an increase in compensation, partly offset by a decrease in the FDIC insurance premium.  Additionally, in the fourth quarter of fiscal 2009, the Company recorded a $2.63 million non-recurring and non-taxable expense recovery attributable to the implementation of the Employee Stock Ownership Plan voluntary self-correction approved by the Internal Revenue Service; and also recorded a $734,000 FDIC special assessment expense, neither of which occurred in the fourth quarter of fiscal 2010.
The Company’s efficiency ratio increased to 65 percent in the fourth quarter of fiscal 2010 from 36 percent in the fourth quarter of fiscal 2009.  The increase was the result of a decrease in net interest income (before provision for loan losses), a decrease in non-interest income and an increase in non-interest expense.
The Company’s tax provision was $2.32 million for the fourth quarter of fiscal 2010 in comparison to a tax benefit of $(1.02) million in the same quarter last year.  The Company believes that the tax provision recorded in the fourth quarter of fiscal 2010 reflects its current income tax obligations.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in City of Industry, Escondido, Glendora, Rancho Cucamonga and Riverside (2), California.
The Company will host a conference call for institutional investors and bank analysts on Friday, July 30, 2010 at 9:00 a.m. (Pacific Time) to discuss its financial results.  The conference call can be accessed by dialing (800) 230-1096 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, August 6, 2010 by dialing (800) 475-6701 and referencing access code number 165776.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; the accuracy of the results of our stress test; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited – Dollars In Thousands)
	June 30, 2010	June 30, 2009

Assets
Cash and cash equivalents	$96,201	$56,903
Investment securities – available for sale at fair value	35,003	125,279
Loans held for investment, net of allowance for loan losses of
$43,501 and $45,445, respectively	1,006,260	1,165,529
Loans held for sale, at fair value	170,255	135,490
Loans held for sale, at lower of cost or market	-	10,555
Accrued interest receivable	4,643	6,158
Real estate owned, net	14,667	16,439
FHLB – San Francisco stock	31,795	33,023
Premises and equipment, net	5,841	6,348
Prepaid expenses and other assets	34,736	23,889

Total assets	$1,399,401	$1,579,613

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$52,230	$41,974
Interest-bearing deposits	880,703	947,271
Total deposits	932,933	989,245

Borrowings	309,647	456,692
Accounts payable, accrued interest and other liabilities	29,077	18,766
Total liabilities	1,271,657	1,464,703

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 and 15,000,000 shares authorized, respectively; 17,610,865 and 12,435,865 shares issued, respectively; 11,406,654 and 6,219,654 shares outstanding, respectively)	176	124
Additional paid-in capital	85,663	72,709
Retained earnings	135,383	134,620
Treasury stock at cost (6,204,211 and 6,216,211 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	(203)	(473)
Accumulated other comprehensive income, net of tax	667	1,872

Total stockholders’ equity	127,744	114,910

Total liabilities and stockholders’ equity	$1,399,401	$1,579,613

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited – Dollars In Thousands)
	June 30, 2010	March 31, 2010

Assets
Cash and cash equivalents	$96,201	$86,018
Investment securities – available for sale at fair value	35,003	36,406
Loans held for investment, net of allowance for loan losses of
$43,501 and $50,849, respectively	1,006,260	1,033,014
Loans held for sale, at fair value	170,255	155,800
Accrued interest receivable	4,643	4,540
Real estate owned, net	14,667	17,555
FHLB – San Francisco stock	31,795	33,023
Premises and equipment, net	5,841	5,952
Prepaid expenses and other assets	34,736	33,012

Total assets	$1,399,401	$1,405,320

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$52,230	$47,773
Interest-bearing deposits	880,703	900,144
Total deposits	932,933	947,917

Borrowings	309,647	309,658
Accounts payable, accrued interest and other liabilities	29,077	23,375
Total liabilities	1,271,657	1,280,950

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,406,654 and 11,406,654 shares outstanding, respectively)	176	176
Additional paid-in capital	85,663	85,488
Retained earnings	135,383	132,295
Treasury stock at cost (6,204,211 and 6,204,211 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	(203)	(271)
Accumulated other comprehensive income, net of tax	667	624

Total stockholders’ equity	127,744	124,370

Total liabilities and stockholders’ equity	$1,399,401	$1,405,320

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended June 30,		Fiscal Year Ended June 30,

	2010	2009	2010	2009
Interest income:
Loans receivable, net	$16,290	$19,598	$67,665	$78,754
Investment securities	275	1,477	2,144	6,821
FHLB – San Francisco stock	21	-	112	324
Interest-earning deposits	51	9	242	25
Total interest income	16,637	21,084	70,163	85,924

Interest expense:
Checking and money market deposits	330	309	1,396	1,223
Savings deposits	399	508	1,891	2,096
Time deposits	2,375	4,085	12,213	20,132
Borrowings	3,231	4,619	15,085	18,705
Total interest expense	6,335	9,521	30,585	42,156

Net interest income, before provision for loan losses	10,302	11,563	39,578	43,768
Provision for loan losses	-	12,863	21,843	48,672
Net interest income (expense), after provision for loan losses	10,302	(1,300)	17,735	(4,904)

Non-interest income:
Loan servicing and other fees	160	264	797	869
Gain on sale of loans, net	4,534	8,279	14,338	16,971
Deposit account fees	688	680	2,823	2,899
Gain on sale of investment securities	-	-	2,290	356
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans	(231)	(631)	16	(2,469)
Other	537	430	1,995	1,583
Total non-interest income	5,688	9,022	22,259	20,209

Non-interest expense:
Salaries and employee benefits	6,531	3,194	23,379	17,369
Premises and occupancy	766	749	3,048	2,878
Equipment	589	424	1,614	1,521
Professional expenses	340	379	1,517	1,365
Sales and marketing expenses	189	116	623	509
Deposit insurance and regulatory assessments	679	1,174	2,988	2,187
Other	1,375	1,393	4,970	4,151
Total non-interest expense	10,469	7,429	38,139	29,980

Income (loss) before taxes	5,521	293	1,855	(14,675)
Provision (benefit) for income taxes	2,319	(1,020)	740	(7,236)
Net income (loss)	$3,202	$1,313	$1,115	$(7,439)

Basic earnings (loss) per share	$0.28	$0.21	$0.13	$(1.20)
Diluted earnings (loss) per share	$0.28	$0.21	$0.13	$(1.20)
Cash dividends per share	$0.01	$0.03	$0.04	$0.16

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Earnings Per Share)
	Quarter Ended
	June 30,	March 31,
	2010	2010
Interest income:
Loans receivable, net	$16,290	$16,101
Investment securities	275	311
FHLB – San Francisco stock	21	22
Interest-earning deposits	51	71
Total interest income	16,637	16,505

Interest expense:
Checking and money market deposits	330	376
Savings deposits	399	468
Time deposits	2,375	2,738
Borrowings	3,231	3,330
Total interest expense	6,335	6,912

Net interest income, before provision for loan losses	10,302	9,593
Provision for loan losses	-	2,322
Net interest income, after provision for loan losses	10,302	7,271

Non-interest income:
Loan servicing and other fees	160	219
Gain on sale of loans, net	4,534	1,431
Deposit account fees	688	667
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans, net	(231)	58
Other	537	502
Total non-interest income	5,688	2,877

Non-interest expense:
Salaries and employee benefits	6,531	6,065
Premises and occupancy	766	740
Equipment	589	334
Professional expenses	340	424
Sales and marketing expenses	189	174
Deposit insurance premiums and regulatory assessments	679	636
Other	1,375	1,175
Total non-interest expense	10,469	9,548

Income before taxes	5,521	600
Provision for income taxes	2,319	229
Net income	$3,202	$371

Basic earnings per share	$0.28	$0.03
Diluted earnings per share	$0.28	$0.03
Cash dividends per share	$0.01	$0.01

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2010	2009	2010	2009
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	0.92%	0.33%	0.08%	(0.47)%
Return (loss) on average stockholders’ equity	10.16%	4.51%	0.94%	(6.20)%
Stockholders’ equity to total assets	9.13%	7.27%	9.13%	7.27%
Net interest spread	2.97%	2.84%	2.71%	2.68%
Net interest margin	3.10%	2.99%	2.83%	2.86%
Efficiency ratio	65.47%	36.09%	61.68%	46.86%
Average interest-earning assets to average
interest-bearing liabilities	106.47%	105.61%	105.68%	106.62%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$ 0.28	$ 0.21	$ 0.13	$ (1.20)
Diluted earnings (loss) per share	$ 0.28	$ 0.21	$ 0.13	$ (1.20)
Book value per share	$ 11.20	$ 18.48	$ 11.20	$ 18.48
Shares used for basic EPS computation	11,345,955	6,203,769	8,920,775	6,201,978
Shares used for diluted EPS computation	11,345,955	6,203,769	8,920,775	6,201,978
Total shares issued and outstanding	11,406,654	6,219,654	11,406,654	6,219,654

LOANS ORIGINATED FOR SALE:
Retail originations	$ 159,735	$ 92,556	$ 464,145	$ 259,348
Wholesale originations	325,297	524,023	1,336,686	1,058,275
Total loans originated for sale	$ 485,032	$ 616,579	$ 1,800,831	$ 1,317,623

LOANS SOLD:
Servicing released	$ 473,635	$ 587,932	$ 1,778,684	$ 1,204,492
Servicing retained	1,049	-	2,541	193
Total loans sold	$ 474,684	$ 587,932	$ 1,781,225	$ 1,204,685

	As of	As of	As of	As of
	06/30/10	03/31/10	12/31/09	09/30/09
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$ 6,335	$ 6,073	$ 5,103	$ 4,456
Allowance for loan losses	$ 43,501	$ 50,849	$ 55,364	$ 58,013
Non-performing loans to loans held for investment, net	5.84%	7.15%	8.40%	7.72%
Non-performing assets to total assets	5.25%	6.50%	7.12%	6.64%
Allowance for loan losses to non-performing loans	74.00%	68.86%	61.63%	67.83%
Allowance for loan losses to gross loans held for
investment	4.14%	4.69%	4.92%	4.97%
Net charge-offs to average loans receivable (annualized)	2.49%	2.35%	1.63%	1.44%
Non-performing loans	$ 58,783	$ 73,839	$ 89,833	$ 85,529
Loans 30 to 89 days delinquent	$ 5,849	$ 6,937	$ 6,686	$ 12,286

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	06/30/10	03/31/10	12/31/09	09/30/09
Recourse provision for loans sold	$ 2,051	$ 1,178	$ 1,865	$ 1,189
Provision for loan losses	$ -	$ 2,322	$ 2,315	$ 17,206

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	As of	As of	As of	As of
	06/30/10	03/31/10	12/31/09	09/30/09
REGULATORY CAPITAL RATIOS:
Tangible equity ratio	8.82%	8.53%	8.41%	7.03%
Core capital ratio	8.82%	8.53%	8.41%	7.03%
Total risk-based capital ratio	13.17%	15.53%	15.06%	13.16%
Tier 1 risk-based capital ratio	11.91%	14.25%	13.79%	11.89%

	As of June 30,
	2010		2009
INVESTMENT SECURITIES:	Balance	Rate	Balance	Rate
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$ 3,317	4.00%	$ 5,353	4.00%
U.S. government agency mortgage-backed securities	17,715	3.31	74,064	4.84
U.S. government sponsored enterprise mortgage-backed securities	12,456	2.73	44,436	4.88
Private issue collateralized mortgage obligations	1,515	2.65	1,426	3.05
Total investment securities available for sale	$ 35,003	3.14%	$ 125,279	4.80%
Total investment securities	$ 35,003	3.14%	$ 125,279	4.80%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$ 583,126	4.91%	$ 694,354	5.74%
Multi-family (5 or more units)	343,551	6.19	372,623	6.23
Commercial real estate	110,310	6.84	122,697	6.90
Construction	400	5.25	4,513	7.47
Other	1,532	6.16	2,513	6.35
Commercial business	6,620	7.10	9,183	6.98
Consumer	857	7.65	1,151	7.27
Total loans held for investment	1,046,396	5.55%	1,207,034	6.03%

Undisbursed loan funds	-		(305)
Deferred loan costs, net	3,365		4,245
Allowance for loan losses	(43,501)		(45,445)
Total loans held for investment, net	$1,006,260		$1,165,529

Purchased loans serviced by others included above	$ 22,023	4.81%	$ 125,364	5.91%

DEPOSITS:
Checking accounts – non interest-bearing	$ 52,230	-%	$ 41,974	-%
Checking accounts – interest-bearing	176,664	0.59	128,395	0.70
Savings accounts	204,402	0.75	156,307	1.30
Money market accounts	24,731	0.96	25,704	1.45
Time deposits	474,906	1.90	636,865	2.60
Total deposits	$ 932,933	1.27%	$ 989,245	2.01%

Brokered deposits included above	$ 19,612	2.78%	$ 19,612	2.78%

Note:  The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited – Dollars in Thousands)
	As of June 30,
	2010		2009
	Balance	Rate	Balance	Rate
BORROWINGS:
Overnight	$ -	-%	$ -	-%
Six months or less	48,000	5.22	65,000	3.84
Over six to twelve months	85,000	4.20	47,000	3.38
Over one to two years	90,000	3.85	148,000	4.33
Over two to three years	20,000	3.39	90,000	3.85
Over three to four years	65,000	3.79	20,000	3.39
Over four to five years	-	-	70,000	3.69
Over five years	1,647	6.37	16,692	3.26
Total borrowings	$ 309,647	4.13%	$ 456,692	3.89%

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (1)	$ 1,180,708	$ 1,366,004	$ 1,211,600	$ 1,342,632
Investment securities	35,846	132,608	57,083	144,621
FHLB – San Francisco stock	32,375	32,985	32,861	32,765
Interest-earning deposits	82,483	15,491	96,421	9,998
Total interest-earning assets	$ 1,331,412	$ 1,547,088	$ 1,397,965	$ 1,530,016
Total assets	$ 1,397,156	$ 1,600,880	$ 1,462,279	$ 1,575,165

Deposits	$ 940,909	$ 963,377	$ 949,316	$ 955,731
Borrowings	309,651	501,522	373,458	479,275
Total interest-bearing liabilities	$ 1,250,560	$ 1,464,899	$ 1,322,774	$ 1,435,006
Total stockholders’ equity	$ 126,016	$ 116,366	$ 119,250	$ 120,053

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (1)	5.52%	5.74%	5.58%	5.87%
Investment securities	3.07%	4.46%	3.76%	4.72%
FHLB – San Francisco stock	0.26%	-	0.34%	0.99%
Interest-earning deposits	0.25%	0.23%	0.25%	0.25%
Total interest-earning assets	5.00%	5.45%	5.02%	5.62%

Deposits	1.32%	2.04%	1.63%	2.45%
Borrowings	4.19%	3.69%	4.04%	3.90%
Total interest-bearing liabilities	2.03%	2.61%	2.31%	2.94%

(1)	Includes loans held for investment, loans held for sale at fair value and loans held for sale at lower of cost or market, net of allowance for loan losses.

Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of
	06/30/10	03/31/10	12/31/09	09/30/09
Loans on non-accrual status:
Mortgage loans:
Single-family	$ 30,129	$ 37,670	$ 43,262	$ 41,921
Multi-family	3,945	4,016	5,909	4,791
Commercial real estate	725	1,571	2,500	1,688
Construction	350	373	374	650
Commercial business loans	-	-	-	198
Consumer loans	1	-	-	-
Total	35,150	43,630	52,045	49,248

Accruing loans past due 90 days or more:	-	-	-	-
Total	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	19,522	25,982	33,626	31,205
Multi-family	2,541	2,540	1,992	-
Commercial real estate	1,003	1,224	1,044	1,410
Construction	-	319	918	1,479
Other	-	-	-	1,234
Commercial business loans	567	144	208	953
Total	23,633	30,209	37,788	36,281

Total non-performing loans	58,783	73,839	89,833	85,529

Real estate owned, net	14,667	17,555	10,871	12,693
Total non-performing assets	$ 73,450	$ 91,394	$ 100,704	$ 98,222

Restructured loans on accrual status:
Mortgage loans:
Single-family	$ 33,212	$ 27,594	$ 22,315	$ 15,698
Commercial real estate	1,832	537	-	-
Other	1,292	1,292	1,292	-
Commercial business loans	-	750	750	-
Total	$ 36,336	$ 30,173	$ 24,357	$ 15,698